                        MERCHANDISING LICENSING AGREEMENT
                      ---------------------------------

1.    Licensor:               Signature Network, Inc. ("Signatures"),
                              as agent for John Paul Densmore, Raymond D.
                              Manzarek, Robert Allen Krieger, and the Sole
                              Beneficiaries of the Estate of James Douglas                                                     Morrison (collectively, "Licensor")
                              Two Bryant Street
                              San Francisco, CA 94105
                              Attention:  Music Licensing Division
                              Phone:(415) 247-7400; Fax: (415) 247-7407

      Licensee:               Famous Fixins ("Licensee"),
                              a N.Y. corporation
                              250 West 57th Street
                              Suite 2501
                              New York, NY 10107
                              Attention:  Jason Bauer
                              Phone:(212) 245-7773; Fax: (570) 288-1855

2.    Artist:                 The musical group "The Doors" ("Artist").

3.    Proprietary Subject Matter:   The name(s), symbols, logos,
                              approved images, and approved likenesses of the
                              Artist ("Proprietary Subject Matter").

4.    Articles:               The following products utilizing, bearing, or
                              otherwise relating to the Proprietary Subject
                              Matter ("Articles") and, for each of the
                              Articles, its initially listed billing price
                              ("PWP") and suggested retail selling price
                              ("RSP"):

                              Disposable Lighters (PWP: $0.50-$4.00; RSP: $1.00-
                              $7.99

5.    Territory:              United States ("Territory").

6.    Term:                   The Term shall commence on July 1, 2001 and expire
                              on June 30, 2003 unless sooner terminated as
                              provided in Exhibit "A" hereto ("Term").

7.    Exclusivity:            Non-exclusive license.

8.    Royalty Rate:           11% of Net Sales ("Royalty Rate").

                                                        -1-

9.    Advance:                US $20,000 ("Advance"), payable as follows:

                              $10,000 due on Licensee's execution of this
                              Agreement;
                              US $25,000 due on or before June 30, 2002

10.   Guarantee:              US $20,000 (inclusive of the Advance)
                              ("Guarantee").

11.   Channels of Distribution:  The sale of Articles (i) to jobbers, wholesalers, and distributors for sale and distribution to retail stores and merchants; (ii) to retail stores and merchants directly for sale and distribution to the public; (iii) to those third party direct marketing catalogue companies for which Licensor has given its prior written approval; and
(iv) directly to the ultimate consumer via Licensee's direct-to-the-consumer programs; provided however, that nothing in this Agreement shall be construed to authorize Licensee to use the Proprietary Subject Matter in a manner designed to promote its website ("Channels of Distribution").

12.   Earliest In-Store Date: September 1, 2000 ("Earliest In-Store Date").

13.   Shipping Date:          December 1, 2001 ("Shipping Date").

14.   Copyright and Trademark Notices:

      Copyright:  (c) 200[x] Doors Music Company
                  All Rights Reserved.

15.   Approvals: All Articles and any related packaging and advertising must be approved by Licensor in writing before distribution or sale by Licensee. Such approvals or disapprovals are within Licensor's sole discretion, and any submission not approved in writing is deemed disapproved.

16.   Insurance Amount:       $1,000,000 per occurrence per year.

17.   Samples:                24 of each Article.

18.   Additional Terms:       The attached Exhibit "A" (Standard Terms and
                              Conditions) is incorporated herein by this
                              reference.

                                       -2-

By signing below, Licensee affirms that it is in agreement with the foregoing and that it has read and understands and agrees to be bound by Exhibit "A"
(Standard Terms and Conditions) attached hereto and forming a part hereof.
Licensee further agrees that this Agreement shall also serve as an invoice to
Licensee with respect to the amounts payable as set forth above and Licensee agrees to pay such amounts to Licensor as and when specified above. LICENSEE
ACKNOWLEDGES THAT IT HAS NO RIGHTS TO THE USE OF THE PROPRIETARY SUBJECT MATTER
UNTIL THIS AGREEMENT IS EXECUTED BY LICENSOR. LICENSOR SHALL NOT BE RESPONSIBLE
FOR ANY COSTS OR EXPENSES INCURRED BY LICENSEE BEFORE OR AFTER THIS AGREEMENT IS
SIGNED BY LICENSOR. THIS AGREEMENT SHALL NOT BE BINDING UPON LICENSOR UNTIL
FULLY EXECUTED AND DELIVERED.

ACCEPTED AND AGREED TO:

SIGNATURES NETWORK, INC.              FAMOUS FIXINS
as agent for JOHN PAUL DENSMORE,
RAYMOND D. MANZAREK, ROBERT ALLEN
KRIEGER, and the SOLE BENEFICIARIES
OF THE ESTATE OF JAMES DOUGLAS
MORRISON

By: /s/ Dell Fierano                  By: /s/ Jason Bauer
Print Name: Dell Fierano              Print Name: Jason Bauer
Title: CEO                            Title: President
Date: 9/21/01                         Date: 9/19/01

                                       -3-

                                 EXHIBIT "A"
                                 -----------

                         MERCHANDISING LICENSE AGREEMENT

                          STANDARD TERMS AND CONDITIONS

      These Standard Terms and Conditions shall be deemed fully incorporated in the Merchandising License Agreement ("Underlying Agreement") to which this
Exhibit "A" is attached, and these Standard Terms and Conditions and the
Underlying Agreement shall hereinafter be collectively referred to as the
"Agreement". All terms shall, unless expressly provided to the contrary herein, have the same respective meanings as set forth in the Underlying Agreement.
Unless expressly provided to the contrary herein, to the extent that any provision of these Standard Terms and Conditions conflicts with any provision of the Underlying Agreement, the Underlying Agreement shall control.

19.   FURTHER CONDITIONS ON GRANTS OF RIGHTS.
      ---------------------------------------

      Licensor hereby grants to Licensee, and Licensee hereby accepts, the right and license to utilize during the Term the Proprietary Subject Matter solely on or in connection with the manufacture and sale of Articles in the Territory, subject to the terms and conditions hereunder. Licensee shall be entitled to sell Articles solely in the Channels of Distribution set forth in Paragraph 11 of the Underlying Agreement. No such sales shall be on an approval, consignment, guaranteed sale or return basis. Licensee agrees that it will not make or authorize any use, direct or indirect, of the Articles outside the Territory and that it will not intentionally sell Articles to persons who intend or are likely to resell them outside the Territory.

20.   CONSIDERATION.
      --------------

     20.1 Licensee shall pay Licensor a nonrefundable Advance against Royalties in the amount(s) and at the time(s) specified in Paragraph 9. Licensee shall be entitled to apply the Advance against Royalties due Licensor hereunder during the Term.

    20.2. Licensee shall pay Licensor the Royalty Rate specified in Paragraph 8.
Royalties shall be paid on all units of Articles (i) sold by Licensee or (ii)
distributed by Licensee on a "no charge" basis for promotional, marketing, or goodwill purposes. For purposes of this Agreement, "Net Sales" shall mean
Licensee's gross sales (the gross invoice amount billed customers) of Articles sold or otherwise distributed during the Term pursuant to this Agreement, less deductions for trade and quantity discounts actually taken (provided, however, that such trade and quantity discounts shall not exceed ten percent (10%) of gross sales), returns for damaged goods actually credited (and supported by credit memoranda actually issued to the customers), and sales taxes (if applicable). It is understood that credit against sales will be allowed only for actual returns of damaged goods, and that no credit against sales will be allowed on the basis of an accrual or reserve system. No other deductions shall be taken from Net Sales including, without limitation, deductions for cash or other discounts or uncollectible accounts. No costs incurred in the manufacture, sale, distribution, or promotion of Articles shall be deducted from any
Royalties payable to Licensor. Licensee shall pay, and hold Licensor forever harmless from, all taxes, customs, duties, levies, impost or any other charges now or hereafter imposed or based upon the manufacture, delivery, license, sale, possession or use hereunder to or by Licensee of the Articles (including, but not limited to sales, use, inventory, income and value added taxes on sales of
Articles), which charges shall not be deducted from Licensor's Royalties, the
Advance, or the Guarantee. In addition, Royalties shall be paid by the Licensee based on Licensee's usual sales price where (a) Articles are distributed by
Licensee on a "no charge" basis for promotional marketing or goodwill purposes,
(b) the billed price for the Articles is less than the usual sales price and the
Licensee receives other compensation attributable to the distribution of the
Articles separate from the price which appears on the respective invoice, or (c)
the Articles are sold by Licensee to an affiliate.

                                       -4-

      20.3 Unless otherwise expressly provided herein, Licensee shall not, without the express prior written consent of Licensor, permit the distribution or other marketing of any Articles on an F.O.B. or L.C. basis (as those terms are commonly understood in the international merchandising business). All
Articles distributed or marketed (and subject to Licensor's prior written approval) on an F.O.B. or L.C. basis will be subject to Royalties based on the greater of (a) a royalty rate computed on the same basis as if such Articles had been shipped directly to Licensee, or (b) a royalty rate equal to one-half of the Royalty Rate specified in Paragraph 8, but based on the suggested retail sales price of Articles sold by Licensee's customers.

      20.4 All royalties due Licensor as set forth in Paragraphs 20.2 and 20.3 shall be collectively referred to as "Royalties". Royalties hereunder shall accrue when the Articles are sold, shipped, distributed, billed and/or paid for, whichever occurs first.

      20.5 If withholding taxes based on Licensor's direct net income taxes are required, Licensee may deduct the required amount from Royalties prior to remitting same to Licensor, provided Licensee provides Licensor with a copy of such withholding tax payment prior to such deduction and provides Licensor with the appropriate tax credit forms within sixty (60) days of payment of such withholding tax and affords all necessary cooperation and support to Licensor in order to get reimbursed and/or credited. In the event Licensee does not provide the appropriate tax credit form within sixty (60) days of payment of withholding taxes, Licensee shall be liable to and shall reimburse Licensor for the amounts deducted from Royalties for withholding taxes in the immediately following
Royalty Report.

      20.6 Licensee shall pay Licensor a minimum Royalties Guarantee for the
Term, inclusive of the Advance, in the amount specified in Paragraph 10, payable at the expiration or earlier termination of the Term.

21.   ACCOUNTING; AUDITING.
      --------------------

      21.1 On the form attached hereto or on such other form as Licensor may from time to time provide to Licensee, Licensee shall (i) render royalty reports
("Royalty Reports") to Licensor on a quarterly basis within thirty (30) days after the close of each calendar quarter during the Term hereof, whether or not any payment is shown to be due to Licensor thereunder, and (ii) remit payments due Licensor, if any, along with such Royalty Reports. If the Territory covers more than one country, Royalty Reports shall be prepared on a country-by-country basis. Royalties may be computed in the currency of the country where earned and paid to the Licensor in U.S. Dollars at the exchange rate received by Licensee at the time of conversion. Licensee shall be solely responsible for all costs of any currency conversion to U.S. Dollars, and such costs shall not reduce the amounts due to Licensor hereunder. Acceptance of Royalties by Licensor shall not preclude Licensor from questioning the correctness of same at any time. All
Royalties shall be made without set-off of any amount whatsoever, whether based upon any claimed debt or liability of Licensor to Licensee. All Royalties and
Royalty Reports shall be sent to: Signatures Network, Inc., P.O. Box 191627, San
Francisco, CA 94119, Attn.: Accounting-The Doors.

      21.2 Licensee shall keep and maintain accurate books of account and records covering all transactions relating to this Agreement. Licensor or its designee shall be entitled to (i) audit and inspect such books and records at any time or times during or after the Term of the Agreement during reasonable business hours and upon five (5) days prior written notice to Licensee, and (ii)
make copies and summaries of such books and records. All such books of account and records shall be retained by Licensee for a minimum of three (3) years after expiration or termination of this Agreement. If Licensor's duly authorized representative discovers a deficiency in the Royalties paid to Licensor for any period under audit (an "Audit Deficiency"), Licensee shall promptly pay such
Audit Deficiency to Licensor and, if such Audit Deficiency is three percent (3%)
or more of the

                                       -5-

Royalties paid to Licensor for such audit period, Licensee shall also reimburse
Licensor for all costs and expenses incurred by Licensor in connection with such audit. In calculating costs for an internal auditor to perform such audit,
Licensor shall bill its personnel costs incurred in performing such audit on an hourly basis at the hourly salaried rate of the personnel performing such services multiplied by a factor of 1.75. If such Audit Deficiency is twenty percent (20%) or more of the Royalties paid to Licensor for such audit period, then in addition to the above, Licensor may, at its sole option, immediately terminate the Agreement upon notice to Licensee, even if Licensee tenders the
Audit Deficiency and associated costs and expenses to Licensor.

      21.3 Without prejudice to any other rights of Licensor hereunder, time is of the essence regarding all payments due hereunder and Licensee shall pay interest on any Audit Deficiency, as well as on all delinquent Royalty payments hereunder, at two percent plus the "prime rate" established by the Bank of
America in San Francisco, compounded annually at the rate from time to time in effect and calculated from the date on which such payment was due.

22.   EXCLUSIVITY.
      -----------

      22.1 If, and only if, the Underlying Agreement specifies that Licensee's license hereunder is exclusive, Licensor shall not, except as otherwise provided herein, grant any other licenses effective during the Term for the use of the
Proprietary Subject Matter in connection with the manufacture, distribution and sale in the Channels of Distribution in the Territory of the Articles as
expressly described in the Underlying Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Licensor from granting any licenses for the use of the Proprietary Subject Matter other than as provided herein, or from utilizing the Proprietary Subject Matter in any manner whatsoever other than as provided herein. If the Underlying Agreement specifies that Licensee's license hereunder is exclusive, and in the event that Licensee is unable to timely provide Signatures with such quantities of Articles as it from time to time requests pursuant to Paragraph 28.6, then Signatures shall have the right to manufacture, advertise, and sell Articles so long as such
Articles are sold only in retail establishments owned or controlled by
Signatures.

     22.2 If the Underlying Agreement specifies that Licensee's license hereunder is non-exclusive, then Licensor shall be free to utilize, or to grant any license to third parties to utilize, the Proprietary Subject Matter in any manner for any purposes whatsoever.

23.   COPYRIGHT, TRADEMARKS, ETC.
      --------------------------

      23.1 Licensee's use of the Proprietary Subject Matter shall inure exclusively to the benefit of Licensor, and Licensee shall not acquire any rights therein. Licensee recognizes the value of the goodwill associated with the Proprietary Subject Matter, and that the Proprietary Subject Matter has acquired secondary meaning in the mind of the public. Licensee agrees, during the Term and thereafter, never to contest the rights of Licensor in such
Proprietary Subject Matter or the validity of the license herein granted to it.
Licensee shall not at any time apply for any registration of any copyright, trademark, patent, or any other intellectual property right, whether recognized currently or in the future, or other designation which would affect the ownership or rights of Licensor in and to the Proprietary Subject Matter nor
file any document with any governmental authority or otherwise to take any action which would adversely affect any of such ownership or rights in and to the Proprietary Subject Matter, or assist anyone else in doing so.

      23.2 Ownership of all intellectual property rights, whether recognized currently or in the future, including, without limitation, copyright, patent and trademark rights, in the Articles and in all artwork, packaging, copy, literary text, advertising material and promotion material of any sort utilizing the
Proprietary Subject Matter, including all such material developed by Licensee, shall vest in Licensor and title thereof shall be in the name of Licensor, or its respective designees. All such items and all

                                       -6-

Articles shall bear the copyright and trademark notices specified in Paragraph
14 and any other legal notices which Licensor may from time to time prescribe.
Any and all additions to, and new renderings, modifications or embellishments of the artwork shall, notwithstanding their invention, creation and use by Licensee or its agents, be and remain the property of Licensor, and Licensor may use, and license others to use the same, subject only to the provisions of this
Agreement. Licensee shall enter into written agreements with all of its employees and independent contractors (i) providing that all artwork and designs created by them in the course of Licensee's performance under this Agreement shall be the property of Licensor either as works for hire under United States copyright law or otherwise, and (ii) obligating them to assign all rights in such artwork and designs to Licensor. Upon the request of Licensor, Licensee shall submit to Licensor for Licensor's approval copies of all such agreements prior to use thereof. Licensee shall not permit any of its employees or independent contractors to obtain or reserve, by written or oral agreement or otherwise, any rights as "authors" or "inventors" of any such artwork or designs
(as such terms are used in present or future United States copyright and/or patent statutes or judicial decisions). Licensee shall furnish to Licensor at
Licensor's request, full information concerning the invention and creation of such artwork and designs, together with the originals of assignments of all rights therein obtained from all such third parties to Licensor.

      23.3 Licensee shall assist Licensor, at Licensor's request and expense, in the procurement and maintenance of Licensor's rights in the Proprietary Subject
Matter (including all intellectual property rights, whether recognized currently or in the future). In connection therewith, Licensee shall, without limitation, execute and deliver to Licensor in such form as it may reasonably request, all instruments necessary to (i) effectuate copyright and trademark protection, (ii)
record Licensee as a registered user of any trademarks pursuant to this
Agreement, or (iii) cancel any such registration. Such registration shall be handled by attorneys selected or approved by Licensor. Licensor makes no warranty or representation that trademark or copyright protection shall be secured in the Proprietary Subject Matter.

      23.4 Licensor and Licensee shall cooperate to ensure that third parties may not unlawfully infringe on the Proprietary Subject Matter or engage in any acts of unfair competition involving the Proprietary Subject Matter. Licensee shall promptly notify the Licensor of any such infringements or acts of unfair competition by third parties that comes to its attention. Licensor shall have the exclusive right, exercisable at its discretion, to institute in its own name and/or Licensee's name and to control, all actions against third parties relating to Licensor's copyrights, trademarks, and other proprietary rights in and to the Proprietary Subject Matter, at Licensor's expense. With respect to any such actions, Licensor shall employ counsel of its own choice to direct the handling of the litigation and any settlement thereof. Licensor shall be entitled to receive and retain all amounts awarded, if any, as damages, profits or otherwise in connection with such suits. Licensee shall not, without
Licensor's prior written consent, institute any suit or take any action on account of such infringements, acts of unfair competition or unauthorized uses.
If, with Licensor's consent, Licensee institutes, at its sole cost and expense, such a suit or action, Licensee shall be entitled to recover all reasonable costs and expenses incurred in such suit or action from any financial recovery awarded or obtained and the remainder shall be treated as Net Sales hereunder.
Licensor shall incur no liability to Licensee by reason of Licensor's failure or refusal to prosecute, or by Licensor's refusal to permit Licensee to prosecute, any alleged infringement by third parties, nor by reason of any settlement to which Licensor may agree.

      23.5 Licensor can withdraw any or all elements of the Proprietary Subject
Matter, or any component part thereof, from the terms of this Agreement if
Licensor determines that the exploitation therefor would or might violate or infringe the copyright, trademark or other proprietary rights of third parties, or subject Licensor to any liability or violate any law, court order, government regulation or other ruling of any governmental agency, or if, on account of the

                                       -7-

expiration or sooner termination of an agreement between Licensor and a third party from whom Licensor has obtained certain underlying rights relating to the exploitation of the Proprietary Subject Matter hereunder or otherwise, Licensor shall no longer have the right to act in the capacity herein contemplated on behalf of any third party or parties, or if Licensor determines that it cannot adequately protect its rights in the Proprietary Subject Matter under the copyright, trademark or other laws of the Territory. Such a withdrawal shall not be deemed a breach of this Agreement. Within five (5) business days of such withdrawal, Licensee shall, at Licensor's sole discretion, (a) destroy or (b)
deliver to Licensor at Licensor's expense, any Articles which are in Licensee's inventory. Licensor shall indemnify Licensee for the direct production cost of such destroyed or returned Articles; provided, however, that Licensee furnishes
Licensor with (i) a detailed inventory of such Articles, (ii) source documentation supporting such direct production costs, and (iii) an affidavit of destruction, if applicable, in a form acceptable to Licensor, evidencing the same.

      23.6 Licensee shall not use Licensor's name, or the Proprietary Subject
Matter, other than as permitted hereunder and, in particular, shall not incorporate Licensor's name, or the Proprietary Subject Matter, in the
Licensee's corporate or business name in any manner whatsoever. Licensee agrees that in using the Proprietary Subject Matter it will in no way represent that it has any rights, title and/or interest in or to the Proprietary Subject Matter other than those expressly granted under the terms of this Agreement. Licensee further agrees that it will not use or authorize the use, either during or after the Term, of any configuration, trademark, trade name, or other designation confusingly or substantially similar to the Proprietary Subject Matter, or any element thereof.

24.   INDEMNIFICATION.
      ---------------

      24.1 Licensor shall indemnify, hold harmless and defend Licensee, and its parents, subsidiaries, affiliates, officers, directors and employees, against any claims, liabilities, demands, causes of action, judgments, settlements and expenses (including, but not limited to, reasonable attorneys' fees and court costs) arising solely out of Licensee's use of the Proprietary Subject Matter as
authorized hereunder; provided, however, that Licensee shall notify Licensor in writing within ten (10) days after Licensee receives notification of any claim or suit relating to the Proprietary Subject Matter. Licensor shall undertake and control the defense and settlement of any such claim or suit and Licensee shall cooperate fully with Licensor in connection herewith. In no event shall Licensor be liable for any consequential damages or loss of profits which Licensee may suffer arising out of same. The foregoing indemnity shall not be construed to cover any claim with respect to which Licensee has committed to indemnify
Licensor under Paragraph 24.2 below.

      24.2 During and after the Term hereof, Licensee shall indemnify and hold harmless, Licensor and Signatures, and their respective parents, subsidiaries, affiliates, officers, directors, representatives, employees and agents, and all persons whose names and/or likenesses are licensed hereunder (each, an
"Indemnitee" and collectively "Indemnitees") from and against any and all claims, liabilities, demands, causes of action, judgments, settlements and expenses (including, but not limited to, reasonable attorneys' fees and court costs) ("Claim") arising out of or in connection with (i) the design, manufacture, packaging, distribution, shipment, advertising, promotion, sale, or exploitation of the Articles, (ii) any breach of any representation, warranty, or covenant made by Licensee hereunder, or (iii) the failure of Licensee to perform any of its covenants or obligations contained in this Agreement. Without limiting the generality of the foregoing, Licensee's indemnity shall specifically apply to claims relating to or based upon defects in the Articles, whether hidden or obvious, and despite Licensor's approval of the Articles, it being agreed that any governmental order of recall or injunction against distribution and/or sale shall, as between Licensee and Licensor, be deemed conclusive proof of such defect for purposes of invoking Licensee's indemnity hereunder. The foregoing indemnity shall not be construed to cover any claim with respect to which Licensor has committed to indemnify Licensee under

                                       -8-

Paragraph 24.1 above. If any Claim is initiated against any Indemnitee with respect to which such Indemnitee may make a claim against Licensee pursuant to this Paragraph 24.2, then the Indemnitee shall give prompt written notice of such Claim to the Licensee; provided, however, that the failure to so notify the
Licensee shall not relieve the Licensee from any liability under this Paragraph
24.2 unless, and only to the extent that, such failure results in prejudice to or forfeiture of, substantive rights or defenses of the Licensee. Licensee, at
Licensee's own expense, shall have the option to assume the defense of such
Claim. If Licensee assumes the defense of such Claim, (i) Licensee shall keep the Indemnitee informed of all material developments and events relating to such
Claim, (ii) the Indemnitee shall have the right to participate, at its own expense, in the defense of such Claim (but such participation shall not be deemed to give the Indemitee the right to control such defense), (iii) the
Indemnitee shall cooperate as reasonably requested by Licensee in the defense of such Claim, and (iv) Licensee shall not settle such Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. If Licensee fails to assume the defense of such Claim, or fails to diligently defend such Claim, Indemnitee may assume the defense of such Claim and Licensee shall reimburse Indemnitee for all reasonable expenses (including reasonable attorneys' fees which may include, without limitation, an allocation for in-house counsel) as such expenses are incurred, relating to the defense of such Claim.

25.   INSURANCE.
      ---------

      Licensee shall at all times while this Agreement is in effect and for three (3) years thereafter, obtain and maintain at its own expense, from a qualified insurance carrier with a Best rating of at least "B", insurance, including, without limitation, products, personal injury, advertising, and contractual liability coverage, which includes as additional insureds Licensor and Signatures, and their respective parents, subsidiaries, affiliates, officers, directors, employees, representatives and agents. The amount of coverage shall be not less than the amount specified in Paragraph 16 combined single limit (with no deductible amount) for each single occurrence. The policy shall provide for thirty (30) days written notice to Licensor and Signatures from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination. Upon execution of this Agreement, Licensee shall furnish Licensor with a certificate of insurance issued by the carrier evidencing the same. In no event shall Licensee manufacture, advertise, distribute or sell any Articles prior to Licensor's receipt of such certificate of insurance.

26.   ARTWORK; APPROVALS; SAMPLES; OUALITY CONTROL.
      --------------------------------------------

      26.1 Licensee undertakes that the Articles as well as all packaging, hang tags, labels, press releases, advertising, promotion display or other materials of any and all types prepared in connection with the Articles (collectively the
"Collateral Materials") shall be of the highest standard and quality and shall ensure that all Articles and the manufacture, distribution, sale, promotion and advertisement thereof comply with all federal, state and local laws and regulations.

      26.2 At Licensee's request, Licensor shall supply Licensee with
"thumbnails" embodying the Proprietary Subject Matter for Licensee's preliminary use in developing the Articles. All other artwork requested by Licensee for the development and production of the Articles or the Collateral Materials
(including but not limited to photographs, transparencies, designs, and materials) shall be subject to availability, and shall be provided at Licensor's standard licensee price therefor. (All of the artwork supplied to Licensee by
Licensor shall be collectively referred to herein as "Artwork")

      26.3 Licensee shall submit to Licensor and Licensor shall have absolute approval over all artwork (whether Artwork or artwork created by Licensee and/or its designees), all Articles and all Collateral Materials at all stages of development and production. Licensee

may not manufacture, use, offer for sale, sell, advertise, ship or distribute any Articles or Collateral Materials without Licensor's prior written approval.
Licensee shall, at its own cost, submit to Licensor for approval, two (2)
prototypes of each Article ("Prototype") and each Collateral Material and/or two
(2) drawings, storyboards or rough cuts of each Article (collectively
"Preliminary Artwork"), as applicable. All such Prototypes and/or Preliminary
Artwork shall be sent to: Signatures Network, Inc., Two Bryant Street, San
Francisco, CA, 94105, Attn.: Gladys Ng Blumin. Licensee shall submit Prototypes and Preliminary Artwork, as applicable, for approval as provided herein not later than sixty (60) days after receipt of Artwork from Licensor. Any submission of a Prototype and/or Preliminary Artwork which is not approved in writing by Licensor shall be deemed disapproved. Any changes required by
Licensor to any such Prototypes and/or Preliminary Artwork which have been disapproved by Licensor, shall be made by Licensee. Thereafter, Licensee shall submit final samples of all Articles and Collateral Materials to Licensor for
final approval. With respect to all such samples which have received Licensor's final approval, Licensee shall not depart therefrom in any material respect, without Licensor's prior written approval. All Articles and Collateral Materials not approved by Licensor shall be destroyed or shall have the Proprietary
Subject Matter removed. Such destruction shall be attested to in a certificate signed by one of Licensee's officers.

      26.4 Licensee shall furnish to Licensor, without charge, a minimum number of samples of each finished Article from the first production run, together with its Collateral Materials, as is specified in Paragraph 17. Licensee shall not sell, ship, or distribute any Articles until all such samples have been furnished to Licensor. Licensor may, periodically, but not more often than twice per calendar year, during the Term, require that Licensee submit to Licensor, without charge, up to six (6) additional samples of Articles, together with
Collateral Materials, for subsequent review of the quality and copyright, trademark, and other legal notices on same and for any other purpose the
Licensor deems appropriate. No Royalties shall be due or payable on all finished samples furnished to Licensor.

      26.5 Licensee shall allow Licensor or its representative to enter
Licensee's premises and all manufacturing facilities during regular business hours, upon three (3) business days notice, for the purpose of inspecting the
Articles, the Collateral Materials, and the facilities in which they are manufactured and packaged. In the event that the quality standards hereinabove referred to are not met, Licensee shall, upon written notice from Licensor, discontinue the manufacture and distribution of such Articles and/or the
Collateral Materials related thereto, unless Licensee shall have remedied such failure of quality to Licensor's satisfaction within ten (10) days after
Licensee's receipt of notice thereof; failure to effect such remedial measures shall entitle Licensor to terminate this Agreement upon notice to Licensee.

27.   RESERVED RIGHTS.
      ---------------

      27.1  Licensor reserves all rights not expressly granted to Licensee hereunder.

      27.2 Licensor shall not be prevented from granting third parties the right to use the Proprietary Subject Matter in any manner whatsoever, except as otherwise provided herein.

      27.3 Licensor specifically reserves unto itself and/or its designees the right to manufacture, distribute, offer for sale, advertise, promote, display and otherwise exploit without limitation and throughout the world merchandise, goods and products similar and/or identical to the Articles for use in connection with premium sales, promotional tie-ins, giveaways, home television sales (e.g., QVC), cable programs, vending machines, electronic sales (e.g.,
Prodigy and Internet sales directly to the public), direct response sales (e.g., direct mail and telephone sales directly to the public), in-theater sales, sales at theme parks, amusement parks, entertainment centers or other amusement or live entertainment attractions and

                                      -10-

performances (e.g., concert halls, arena shows, stadiums), radio sales, sales by or through fan clubs and conventions, and fund-raisers.

      27.4 It is specifically acknowledged by Licensee that all personal, publicity and other rights of Licensor not granted in Paragraph 3 (including, but not limited to, the voice and sound recordings of Artist), shall not be included in the definition of Proprietary Subject Matter and the use thereof is not licensed herein.

      27.5 Licensee acknowledges that the license granted herein does not include any right, title, or interest in or to the Artist nor to any intellectual property rights in the Artist, including, without limitation, any copyrights, patents, and/or trademarks therein or associated therewith.
Furthermore, Licensee acknowledges that the license granted herein does not include the portrayals of or by Artist in any motion picture, television production, and the like ("Media Properties"). In this connection, Licensee expressly acknowledges that its license hereunder does not include the right to use photographs, designs, materials, and artwork from Media Properties to the extent such materials are different from the Proprietary Subject Matter.

      27.6 Neither Licensee nor any third party connected with Licensee shall engage in any offer for sale, sale, or distribution of Articles in and about or at the premises of any of Artist's live performances.

28.   MANUFACTURE AND DISTRIBUTION.
      ----------------------------

      28.1 The Proprietary Subject Matter may only be used in connection with the manufacture, actual packaging and advertising, promotion and distribution of the Articles.

      28.2 Licensee shall be entitled to sublicense the right to manufacture
Articles to any third party ("Supplier"), in whole or in part, with Licensor's prior written consent. Licensee represents and warrants that it shall familiarize each such Supplier with the terms and conditions of this Agreement as they apply to such Supplier. In addition, Licensee acknowledges and agrees that Licensee's use of any such Supplier shall in no way derogate from or relieve Licensee of any of its obligations under this Agreement. Licensee further acknowledges and agrees that it shall be responsible and primarily liable for all activities and obligations of all such Suppliers with respect to the Articles. Furthermore, if Licensor so requests, Licensee shall cause each such Supplier to sign an agreement with Licensee for the manufacture of the
Articles, in whole or in part, in a form satisfactory to Licensor.

      28.3 Without the prior written consent of Licensor, Licensee shall not commence distribution, shipment, and sale of Articles prior to the Earliest
In-Store Date specified in Paragraph 12.

      28.4 Licensee shall commence distribution, shipment and sale of substantial quantities of Articles no later than the Shipping Date specified in
Paragraph 13.

      28.5 During the Term, and subject to the terms and conditions hereof,
Licensee shall (i) continue to diligently and continuously advertise, promote, distribute, ship and sell the Articles in the Territory, and (ii) use its best efforts to make and maintain adequate arrangements for the distribution, shipment and sale necessary to meet the demand for such Articles in the
Territory.

      28.6 Licensee shall sell to Licensor such quantities of the Articles as
Licensor and/or Signatures shall request at as low a rate and on as favorable terms as Licensee sells similar quantities of the Articles to the general trade.
Fruthermore, Royalties shall be payable on all such sales.

      28.7 The Proprietary Subject Matter shall not be used in conjunction with any other musical artist or group, name, character, symbol, design, likeness or literary or artistic material, except that actual representations of an Article and its packaging may be shown in advertising showing other articles sold by
Licensee, provided such use is not made in a manner that may be likely to cause doubt or confusion in the minds of

                                      -11-

the public as to the ownership of the Proprietary Subject Matter, and in no event may the Articles be packaged for sale with other articles.

      28.8 Upon request by Licensor and upon ten (10) days prior written notice to Licensee, Licensee agrees to provide Licensor with any and all lists compiled by Licensee in connection with Licensee's marketing of the Articles hereunder of names and addresses of customers or potential customers thereof, including but not limited to any so-called registration cards as completed and sent to
Licensee by purchasers of the Articles hereunder. Licensor acknowledges and agrees that it can neither provide such lists to existing licensees who have licenses for similar products in the Territory, nor utilize such lists for its own purposes for similar articles in the Territory during the Term.

29.   REPRESENTATIONS AND WARRANTIES.
      ------------------------------

      29.1 Licensor represents and warrants to Licensee as follows: (i) Licensor owns or controls all rights in and to the Proprietary Subject Matter; (ii)
Licensor has the full right, authority and power to enter into this Agreement and to perform all its obligations hereunder; and (iii) Signatures has the authority on behalf of Licensor to grant the rights being granted herein.
Licensor makes no representation or warranty as to the amount of receipts
Licensee will derive or as to the quality or success of the Artist. Furthermore,
Licensor does not represent or warrant that the Artist will continue to perform, compose, record, or otherwise act as a musical artist or group.

      29.2 Licensee represents and warrants to Licensor as follows: (i) Licensee has full power and authority to enter into this Agreement and perform its obligations herein; and (ii) Licensee's execution, delivery, and performance of this Agreement will not infringe upon the rights of any third party or violate the provisions of any agreement to which Licensee is a party.

30.   TERMINATION.
      -----------

      30.1 In addition to any and all other remedies available to it hereunder,
Licensor shall have the right to immediately terminate this Agreement upon written notice to Licensee upon the occurrence of any of the following:

      30.1.1 Licensee makes, sells, offers for sale, uses or distributes any
Article without having the prior written approval of Licensor as specified in
Paragraph 26.3 or continues to make, sell, offer for sale, use or distribute any
Article after receipt of notice from Licensor withdrawing approval of same.

      30.1.2 Licensee becomes subject to any voluntary or involuntary order of any government agency involving the recall of any of the Articles because of safety, health or other hazards or risks to the public.

      30.2 In addition to any and all other remedies available to it hereunder, on seven (7) days prior written notice to Licensee, Licensor may terminate this
Agreement (in which case such termination shall be effective immediately upon expiration of the seven (7) day notice period), upon the occurrence of any of the following circumstances, provided that during such seven (7) day period,
Licensee fails to cure the breach to Licensor's satisfaction:

      30.2.1 Licensee fails to immediately discontinue the advertising, distribution or sale of Articles which do not contain the appropriate legal legend or notice.

      30.2.2 Licensee breaches any of the provisions of this Agreement relating to the unauthorized assertion of rights in the Proprietary Subject Matter.

      30.2.3 Licensee fails to make timely payment of Royalties when due or fails to make timely submission of Royalty Reports when due. However, in the event Licensee has previously been given notification and time to cure a prior breach relating to Licensee's failure to remit a Royalty payment (including
Advances or Guarantees) and/or Royalty Report when due, then Licensor may terminate this Agreement immediately upon notice to Licensee and no further time to cure need be given to Licensee by Licensor regardless of whether or not
Licensee cured any prior failure or breach.

      30.2.4  Licensee intentionally sells or authorizes the sales of Articles outside

the Territory, or sells the Articles to persons who intend or are likely to resell them outside the Territory.

      30.3 In addition to any and all other remedies available to it hereunder, on thirty (30) days prior written notice to Licensee, Licensor may terminate this Agreement (in which case such termination shall be effective immediately upon expiration of the thirty (30) day notice period), upon the occurrence of any of the following circumstances, provided that during such thirty (30) day period, Licensee fails to cure the breach to Licensor's satisfaction:

      30.3.1 Licensee fails to obtain or maintain insurance as required under
Paragraph 25 hereof.

      30.3.2 During any calendar quarter of the Term, if Licensee fails to reasonably satisfy Paragraphs 28.4 or 28.5, Licensor may terminate this
Agreement as to such Article(s) in any country in the Territory or in whole, by written notice to Licensee.

      30.3.3 Licensee fails to timely submit Prototype and/or Preliminary
Artwork for approval by Licensor as provided in Paragraph 26.3.

      30.3.4 A petition in bankruptcy is filed by or against Licensee; Licensee is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; Licensee discontinues its business, or a receiver is appointed for Licensee or Licensee's business and such receiver is not discharged within thirty (30) days.

      30.3.5 Licensee or any of its controlling shareholders, officers, directors or employees take any actions in connection with the manufacture, sale, distribution or advertising of the Articles which damages or reflects adversely upon the Licensor, the Artist and/or the Proprietary Subject Matter.

      30.3.6 Licensee violates any of its other obligations or breaches any of its covenants, agreements, representations or warranties hereunder.

31.   EFFECT OF TERMINATION.
      ---------------------

      31.1 On expiration or termination of this Agreement, all Royalties
(including unpaid portions of the Guarantee, if any) shall be immediately due and payable without set-off of any kind and no Advance or Guarantee paid to
Licensor shall be refunded to Licensee. Termination of this Agreement, or any portions thereof, by Licensor pursuant to Paragraph 30 shall in no way reduce, proportionally or otherwise, the Guarantee required to be paid to Licensor hereunder. Ninety (90) days before the expiration of the Term, and in the event of its sooner termination, ten (10) business days after receipt of notice of termination, a statement showing the number and description of Articles on hand or in process shall be furnished by Licensee to Licensor. Licensor shall have the right to take a physical inventory to ascertain or verify such inventory and statement. Refusal by Licensee to submit to such physical inventory by Licensor and/or failure by Licensee to render the final statement as and when required by this provision, shall result in a forfeiture by Licensee of Licensee's right to dispose of its inventory (as provided by Paragraph 31.2 hereof), Licensor retaining all other legal and equitable rights Licensor may have in the circumstances.

      31.2 On expiration of this Agreement only (as compared to an early termination pursuant to Paragraph 30), Licensee shall have a period of ninety
(90) days commencing with the expiration date, in which to sell-off (on a non-exclusive basis) Articles which are on hand or in process as of the expiration date; provided, however:(i) Licensee complies with all the terms and conditions of this Agreement, including, but not limited to, Licensee's obligation to pay Royalties on and to account to Licensor for such sales (such accounting to be provided to Licensor within fifteen (15) days after the expiration of the sell-off period); (ii) Licensee has not manufactured Articles solely or principally for sale during the sell-off period; and (iii) Licensee has given Licensor the opportunity to purchase such Articles at Licensee's cost of manufacture thereof, which purchase may be of some or all such units, in
Licensor's sole discretion. Royalties earned during the sell-off period may not be applied to

                                      -13-

any Guarantee shortfall. Licensee shall not be authorized to dispose of the excess inventory in the sell-off period to the extent that it exceeds ten percent (10%) of the total number of Articles sold during the Term, without
Licensor's prior written consent. During the sell-off period, Licensor may use or license the use of the Proprietary Subject Matter in any manner, at any time, anywhere in the world.

      31.3 On expiration or termination of termination of the Agreement, except as noted in Paragraph 31.2 above, Licensee shall have no further right to exercise the rights licensed hereunder or otherwise acquired in relation to this
Agreement and such rights shall forthwith revert to the Licensor. All Artwork and any other materials supplied to Licensee by Licensor hereunder shall be immediately returned to Licensor at Licensee's expense. All remaining Articles and component parts thereof shall be destroyed within five (5) business days.
Licensee shall within five (5) business days after such destruction deliver to
Licensor a certificate of destruction evidencing same. Licensee agrees that (i)
its failure to cease the manufacture, sale and/or distribution of Articles upon the expiration or termination of this Agreement will result in immediate and irreparable damage to Licensor, (ii) there is no adequate remedy at law for such failure and (iii) in the event of such failure, Licensor shall be entitled to injunctive relief.

      31.4 Upon expiration or termination of this Agreement, (i) if the
Underlying Agreement specifies that the license granted hereunder is an exclusive license, Licensor shall be free to license others to use the
Proprietary Subject Matter in connection with the manufacture, sale, distribution and promotion of the Articles in the Territory (it being acknowledged that Licensor has the full and complete right so to do during the
Term if the license granted is a non-exclusive License), and (ii) Licensee shall refrain from further use of the Proprietary Subject Matter or any further reference, direct or indirect, thereto or to anything deemed by Licensor to be similar to the Proprietary Subject Matter, in connection with the manufacture, sale, distribution or promotion of Licensee's products except as permitted in
Paragraph 31.2 above. It shall not be a violation of any right of Licensee if
Licensor should at any time during the Term enter into negotiations with another to license use of the Proprietary Subject Matter in respect to the Articles within the Territory provided that, in the event that the license granted to
Licensee hereunder is an exclusive license, it is contemplated that such prospective license shall commence after termination of the Agreement.

32.   NOTICES.
      -------

      All notices, demands, contracts or waivers hereunder shall be given in writing by mail, messenger, overnight air courier or telefax addressed as indicated in the Underlying Agreement or as otherwise indicated in writing by a party hereto. The date of messengering or telefaxing shall be deemed to be the date of service. Three (3) business days from the date of mailing shall be deemed to be the date of service for mailed notices. One(1) business day from the date of overnight air courier handling shall be deemed to be the date of service for courier handled notices.

33.   NO MODIFICATION; WAIVER.
      -----------------------

      The terms of this Agreement shall not be modified except by an agreement in writing signed by both parties hereto. No waiver by either party of a breach or default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature.

34.   ENTIRE AGREEMENT.
      ----------------

      This Agreement shall constitute the entire understanding of the parties with respect to the subject matter, superseding all prior and contemporaneous promises, agreements and understandings, whether written or oral pertaining thereto.

35.   RELATIONSHIP OF THE PARTIES.
      ---------------------------

      This Agreement does not appoint either party as the agent of the other party, or create a partnership or joint venture between the parties.

                                      -14-

36.   GOVERNING LAW.
      -------------

      This Agreement shall be construed and interpreted pursuant to the laws of the State of California, and the parties hereto submit and consent to the jurisdiction of the courts of the State of California, including Federal Courts located therein, should Federal jurisdiction requirements exist, in any action brought to enforce (or otherwise relating to) this Agreement. Notwithstanding the preceding sentence, nothing contained in this Agreement shall preclude
Licensor from bringing an action in any appropriate forum to enforce the terms and provisions of this Agreement. Licensee hereby consents to the exclusive jurisdiction of any State or Federal court empowered to enforce this Agreement in the State of California, Los Angeles County, and waives any objection thereto on the basis of personal jurisdiction or venue.

37.   SEVERABILITY.
      ------------

      If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such decision shall not affect the validity or enforceability of any of the remaining provisions, which remaining provisions shall continue to have full force and effect.

38.   CONFIDENTIALITY.
      ---------------

      Other than as may be required by any applicable law, government order or regulation, or by order or decree of any court of competent jurisdiction,
Licensee shall not publicly divulge or announce, or in any manner disclose to any third party, any information or matters revealed to Licensee pursuant hereto, or any of the specific terms and conditions (including but not limited to Royalty Rates, Advances, Guarantees and Net Sales of Articles) of this
Agreement.

39.   COUNTERPARTS.
      ------------

      This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement.

40.   FURTHER ASSURANCES.
      ------------------

      The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this Agreement and consummate the transactions herein provided.

41.   ATTORNEYS' FEES.
      ---------------

      If any legal action or any other proceeding is brought for the enforcement of this Agreement, or if a dispute arises under this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

42.   HEADINGS.
      --------

      The headings contained in this Agreement are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this Agreement.

43.   ADMINISTRATION.
      --------------

      Licensee expressly acknowledges that Signatures is authorized to administer this Agreement on behalf of Licensor, and in connection therewith to exercise such rights and powers as Licensor may exercise with respect to the enforcement and administration of this Agreement. Such rights and powers include, without limitation, monitoring and overseeing Licensee's obligations under this Agreement to ensure that all Advances, Guarantees, Royalties, Royalty
Reports, and the like are timely submitted, and to ensure that the quality control provisions of this Agreement are being complied with by Licensee.
Furthermore, Licensee acknowledges and agrees that any administrative matters relating to this Agreement shall be submitted by Licensee to Signatures, rather than directly to Licensor. The provisions of this Paragraph 43 shall apply until
Licensee receives notice of the revocation thereof

                                      -15-

from Licensor.

44.   ASSIGNMENT.
      ----------

      Licensee's rights and obligations hereunder are personal to Licensee and shall not be assigned to any affiliate of Licensee (including, without limitation, subsidiary and parent companies, and partnerships, joint ventures and the like, in which Licensee has an interest.) Licensee's rights and obligations hereunder shall not be sublicensed, assigned, mortgaged or otherwise transferred or encumbered by Licensee or by operation of law unless otherwise previously agreed in writing by Licensor. Licensor reserves the right to assign this Agreement to any third party and to hypothecate or pledge this Agreement as collateral for any purpose. In the event of any such assignment, Licensee shall pay the Royalties and the Guarantee due hereunder as directed by Licensor. This
Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Licensor.

45.   EQUITABLE REMEDIES.
      ------------------

      Licensee acknowledges that its failure to perform any of the material terms or conditions of this Agreement shall result in immediate and irreparable damage to Licensor. Licensee also acknowledges that there may be no adequate remedy at law for such failures and that in the event thereof, Licensor shall be entitled to equitable relief in the nature of an injunction and to all other available relief, at law or in equity.

END OF STANDARD TERMS AND
-------------------------
CONDITIONS.
-----------

                                      -16-

                               RIDER TO AGREEMENT
                              ------------------

         This Rider is hereby incorporated into and made a part of that certain
Merchandising License Agreement ("Agreement") effective as of January 1, 2001 between Signatures Network, Inc. ("Signatures"), as agent for John Paul
Densmore, Raymond D. Manzarek, Robert Allen Krieger, and the Sole Beneficiaries
of the Estate of James Douglas Morrison ("Licensor") and Famous Fixins in
connection with the Proprietary Subject Matter.

1.    DEFINED TERMS.
      -------------

      All capitalized terms in this Rider shall, unless expressly provided to the contrary, have the same respective meanings as set forth in the Agreement.

2.    MANUFACTURE AND DISTRIBUTION.
      ----------------------------

      Notwithstanding anything to the contrary in Paragraph 28.6, Licensee agrees to sell Articles directly to Licensor at Licensees' manufacturing cost therefor, plus twenty percent (20%) per Article. Such Articles may be resold by
Licensor only through catalog sales, electronic sales, online sales, and point of purchase premiums. Royalties shall not be payable on such sales by Licensee to Licensor.

Initials:   /s/                     /s/
            -------------           ---------------
            Licensor                Licensee

                                      -17-